EXHIBIT 99.1

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS HOLDING CORPORATION NAMES
PAUL TOBACK, STEPHEN C. SWID AND MARTIN FRANKLIN
TO BOARD OF DIRECTORS

CHICAGO, March 20, 2003 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that Mr. Paul Toback, Mr. Stephen C. Swid and Mr. Martin Franklin have joined its Board of Directors.

Paul Toback joined Bally Total Fitness in 1997 and was named the Company’s President and Chief Executive Officer in 2002. Prior to this appointment, Mr. Toback served as the Company’s Executive Vice President and Chief Operating Officer, where he was responsible for managing the day-to-day operations of the Company’s nearly 420 fitness centers. Before joining Bally, he was Chief Operating Officer of Globetrotters Engineering Corporation, a worldwide engineering, management and development company.

Mr. Toback also served as Executive Assistant to the Chief of Staff in the Clinton White House, where he was a Senior Advisor to the President's Chief of Staff and managed the day-to-day operations of the White House. His White House responsibilities included helping lead the planning and execution of the 1994 Summit of the Americas and the successful NAFTA campaign. Mr. Toback has also served as Director of Administration for the City of Chicago under Mayor Richard M. Daley and as an attorney with the Chicago law firm of Katten Muchin & Zavis.

Stephen C. Swid is the Chairman and Chief Executive Officer of SCS Communications which owns a majority interest in SESAC, Inc., one of the three performing rights societies in the USA. From February 1990 to January 1995, Mr. Swid was Chairman and Chief Executive Officer of Westview Press, a scholarly book publisher based in Boulder, Colorado and from 1989 until 1997 the Chairman and Chief Executive Office of SPIN, a music and youth culture magazine. From November 1986 to May 1989, Mr. Swid was Chairman and Chief Executive Officer of SBK Entertainment World, Inc., a leading music publisher and worldwide entertainment services company. For twelve years until January 1986, he was Founder and Co-Chairman and Co-Chief Executive Officer of Knoll International Holdings, Inc., one of the nation’s largest privately held corporations with annual revenues approximately $2 billion. He was also Co-Chairman and Co-Chief Executive Officer of Knoll International, a public company.

Martin Franklin is presently the Chairman and Chief Executive Officer of Jarden Corporation, a leading provider of niche consumer products used in the home. Mr. Franklin also serves as the Non Executive Chairman of Find/SVP, Inc., a knowledge services company. In addition to his public company activities, Mr. Franklin has been the Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital L.P., a private investment partnership, since October 1996, and of various other companies within the Marlin Group. Marlin Capital was also the lead outside investor in Crunch Fitness International, Inc., a company that Bally Total Fitness acquired in 2001. Mr. Franklin served on several Boards of Directors, including OptiCare and Corporate Express, Inc. He is also a managing member of M Capital LLC and related private investment companies. From 1992 to 1996, Mr. Franklin served as Chairman and Chief Executive Officer of Benson Eyecare Corporation. From 1997 to 2000, he served as the Executive Chairman of Bollé Inc. Mr. Franklin is an active member of a number of charitable organizations, as well as a trustee of the Jewish Theological Seminary of America.

“The recent additions of Stephen C. Swid and Martin Franklin to our Board of Directors bring an exciting new set of perspectives that, we believe, will help us build on Bally’s success and further solidify our position as the industry leader,” said Paul Toback. “In addition to being large shareholders in Bally Total Fitness, Stephen and Martin have both run successful companies and have a long history of maximizing shareholder value for the companies in which they serve.”

“I am honored to join the Bally Board of Directors,” commented Stephen C. Swid. “I look forward to working closely with management to fully realize the Company’s true potential and maximize shareholder value.”

“It is with a deep sense of both regret and understanding that we announce the decisions of George Aronoff and Liza Walsh to step down from our Board,” commented Mr. Toback. “George and Liza are tremendous professionals who have dedicated many years to our Company. While we are disappointed, we fully support their decision to focus on other areas of their lives, and thank them for their vision, leadership, and far-reaching contributions that helped make Bally Total Fitness North America’s premier health and fitness company.”

“My years on the Bally Board of Directors have been rewarding,” said Liza Walsh. “I’m particularly grateful to the late Chairman Arthur Goldberg for his confidence and trust in my abilities to serve on the Board. Bally’s potential is just beginning to be realized and I truly believe that the Company’s best years lie ahead,” Ms. Walsh added.

Bally Total Fitness has entered into agreements with Mr. Martin Franklin and Mr. Scott Swid, managing member of SLS Management, LLC., relating to the voting of their shares and the services of Mr. Franklin and Mr. Stephen Swid on the Bally Board of Directors. Copies of the agreements will be available in the Company’s 8-K.

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch Fitness SM , Gorilla Sports SM , Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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